EXHIBIT 23





                         CONSENT OF INDEPENDENT AUDITORS


Board of Directors and Stockholders
Air Methods Corporation:

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 33-24980, 33-46691, 33-55750, 33-65370 and 33-75742) and Form S-3
(Nos.  33-59690  and  33-75744)  of  Air Methods Corporation of our report dated
March 12, 2003, relating to the consolidated balance sheets of Air Methods Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-K of Air Methods Corporation.




                                               KPMG LLP


Denver, Colorado
March 31, 2003


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